News Release
Exhibit 99.1

SM ENERGY REPORTS FIRST QUARTER 2022 RESULTS &
ANNOUNCES REDEMPTION OF ITS 10.0% SENIOR SECURED NOTES

DENVER, CO April 28, 2022 - SM Energy Company (the “Company”) (NYSE: SM) today announced operating and financial results for the first quarter 2022 and provided certain second quarter 2022 guidance.
Highlights include:
•Advancing on key strategic target, debt reduction. As a result of expected cash flow generation in the first half of 2022, and in support of the Company’s objective to reduce absolute debt, the Company announces its intent to redeem the entire outstanding amount of its 10.0% Senior Secured Notes due 2025. The redemption price is equal to 107.5% of the aggregate principal amount outstanding of approximately $446.7 million, plus accrued and unpaid interest. The Company intends to redeem the notes on June 17, 2022.
•Continued strong well performance. Production in the first quarter 2022 was 13.8 MMBoe (153.3 MBoe/d) and was 47% oil. Production met the top of guidance, benefiting from particularly strong well performance from certain RockStar area wells brought on-line in the fall of 2021.
•Bottom line profitability. Net income in the first quarter 2022 was $0.39 per diluted common share, and Adjusted net income(1) was $1.98 per diluted common share.
•Significant cash flow generation. For the first quarter 2022, net cash provided by operating activities of $342.1 million before net change in working capital of $138.0 million totaled $480.1 million(1). First quarter 2022 Adjusted EBITDAX(1) was $524.6 million, a one-quarter record high for the Company, and Free cash flow(1) was $314.3 million.
•Strengthening the balance sheet. At quarter-end, cash and cash equivalents were $419.9 million and Net debt-to-Adjusted EBITDAX(1) was 1.05 times.
•Capital efficiency and discipline. Capital expenditures in the first quarter 2022 of $150.1 million, adjusted for increased capital accruals of $15.6 million totaled $165.8 million(1) and was below guidance of $180.0-$190.0 million due to timing of capital expenditures for facilities and completions.
•Employing innovation to environmental stewardship. In pursuit of our goal to reduce greenhouse gas emissions by 50% by 2030, the Company conducted a controlled methane emissions test that simultaneously evaluated five different technologies to best identify, quantify and address methane emissions.
Chief Executive Officer Herb Vogel comments: “Excellent first quarter results accelerate the accomplishment of our balance sheet objectives for the year. Our objective to reach 1.0 times net debt-to-Adjusted EBITDAX is nearly achieved, and we have made significant progress toward our objective to reduce absolute debt to approximately $1.0 billion, with the redemption in February of the 5.0% Senior Notes due 2024 and planned June redemption of the 10.0% Senior Secured Notes due 2025, for a total of $551.4 million in the first half of 2022. At the same time, we continue to demonstrate the value of our South Texas program, where five wells turned-in-line in January are estimated to payout on average in five months. The outlook for 2022 is very positive.”

FIRST QUARTER 2022 RESULTS

PRODUCTION BY OPERATING AREA

	Midland Basin	South Texas	Total
Oil (MBbl / MBbl/d)	5,284 / 58.7	1,174 / 13.0	6,458 / 71.8
Natural Gas (MMcf / MMcf/d)	15,476 / 172.0	15,880 / 176.4	31,357 / 348.4
NGLs (MBbl / MBbl/d)	5 / -	2,105 / 23.4	2,110 / 23.4
Total (MBoe / MBoe/d)	7,869 / 87.4	5,926 / 65.8	13,795 / 153.3
Note: Totals may not calculate due to rounding.
•Production volumes are approximately 57% from the Midland Basin and 43% from South Texas and were approximately 47% oil, 38% natural gas, and 15% NGLs.
•First quarter production volumes of 13.8 MMBoe (153.3 MBoe/d) were up 37% compared with the prior year period and down 5% sequentially. First quarter 2022 volumes reflect very strong performance from 10 RockStar area wells completed in the fall of 2021, utilizing the larger stimulation design employed in certain wells in 2021. Sequentially, production increased from South Texas and decreased from the Midland Basin, in accordance with expectations that reflect the planned timing of completions over the past year in each region.

REALIZED PRICES BY OPERATING AREA

	Midland Basin	South Texas	Total (Pre/Post-hedge)(1)
Oil ($/Bbl)	$93.47	$96.58	$94.03 / $74.03
Natural Gas ($/Mcf)	$6.61	$4.27	$5.42 / $4.56
NGLs ($/Bbl)	nm	$38.58	$38.56 / $32.89
Per Boe	$75.78	$44.28	$62.25 / $50.06
Note: Totals may not calculate due to rounding.
In the first quarter, the average realized price before the effect of hedges was $62.25 per Boe and the average realized price after the effect of hedges (post-hedge) was $50.06 per Boe(1).
•Benchmark pricing for the quarter included NYMEX WTI at $94.29/Bbl, NYMEX Henry Hub natural gas at $4.95/MMBtu and Hart Composite NGLs at $48.36/Bbl.
•The effect of commodity derivative settlements for the first quarter was a loss of $12.19 per Boe, or $168.2 million.
For additional operating metrics and regional detail, please see the Financial Highlights section below and the accompanying slide deck.
NET INCOME (LOSS), NET INCOME (LOSS) PER SHARE AND NET CASH PROVIDED BY OPERATING ACTIVITIES
First quarter 2022 net income was $48.8 million, or $0.39 per diluted common share, compared with a net loss of $(251.3) million, or $(2.19) per diluted common share, for the same period in 2021. The current year period included a 94% increase in total oil, gas, and NGL production revenue and other income due to a 37%

increase in production and a 48% increase in the average commodity price per Boe. This is partially offset by a derivative settlement loss of $168.2 million in the current year period versus a derivative settlement loss of $107.9 million in the prior year period. The current year period also benefited from a 30% decline in DD&A per Boe.
First quarter 2022 net cash provided by operating activities of $342.1 million before net change in working capital of $138.0 million totaled $480.1 million(1), which was up $323.0 million, or 206%, from the same period in 2021 with net cash provided by operating activities of $105.6 million before net changes in working capital of $51.4 million totaling $157.1 million(1). The increase in net cash provided by operating activities before net change in working capital was primarily due to the increases in both production volumes and realized prices after the effect of hedges.
ADJUSTED EBITDAX(1), ADJUSTED NET INCOME (LOSS)(1), AND NET DEBT-TO-ADJUSTED EBITDAX(1)
First quarter 2022 Adjusted EBITDAX(1) was $524.6 million, up $309.6 million, or 144%, from $215.0 million in the same period in 2021. The increase in Adjusted EBITDAX(1) was due to the increases in both production volumes and realized prices after the effect of hedges.
First quarter 2022 Adjusted net income(1) was $245.9 million, or $1.98 per diluted common share, which compares with Adjusted net loss(1) of $(5.7) million, or $(0.05) per diluted common share, for the same period in 2021.
At March 31, 2022, Net debt-to-Adjusted EBITDAX(1) was 1.05 times.
FINANCIAL POSITION, LIQUIDITY AND CAPITAL EXPENDITURES
On March 31, 2022, the outstanding principal amount of the Company’s long-term debt was $2.03 billion with zero drawn on the Company’s senior secured revolving credit facility, and cash and cash equivalents of $419.9 million. Net debt(1) was $1.61 billion. Subsequent to quarter-end, the Company’s borrowing base and commitments under its senior secured revolving credit facility were reaffirmed at $1.1 billion providing more than $1.5 billion in available liquidity. The Company announces today the planned redemption of the entire outstanding amount of its 10.0% Senior Secured Notes due 2025. The redemption price is equal to 107.5% of the aggregate principal amount outstanding of approximately $446.7 million, plus accrued and unpaid interest. The Company intends to redeem the notes on June 17, 2022.
First quarter 2022 capital expenditures of $150.1 million adjusted for increased capital accruals of $15.6 million were $165.8 million(1). During the first quarter 2022, the Company drilled 23 net wells, of which 9 were in South Texas and 14 were in the Midland Basin, and added 18 net flowing completions, of which 13 were in South Texas and 5 were in the Midland Basin.
COMMODITY DERIVATIVES
As entered into as of April 21, 2022, commodity derivative positions for the second through fourth quarters 2022 include:
•Oil - Approximately 50% of expected oil production is hedged to WTI at an average price of $55.53/Bbl (weighted-average of collar ceilings and swaps).
•Oil, Midland Basin differential - Approximately 7,300 MBbls is hedged to the local price point at a positive $1.15/Bbl basis.

•Natural gas - approximately 40-45% of expected natural gas production is hedged. 20,724 BBtu is hedged to HSC at an average price of $2.39/MMBtu, and 9,231 BBtu is hedged to WAHA at an average price of $2.17/MMBtu.
•NGL hedges are by individual product and include propane swaps and collars.
A detailed schedule of these and other derivative positions are provided in the 1Q22 accompanying slide deck.
2022 OPERATING PLAN AND GUIDANCE
The Company is unable to provide a reconciliation of forward-looking non-GAAP capital expenditures because components of the calculation are inherently unpredictable, such as changes to, and timing of, capital accruals. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation.
GUIDANCE FULL YEAR 2022:
•Guidance metrics for full year 2022 are unchanged.
GUIDANCE SECOND QUARTER 2022:
•Capital expenditures: $230-250 million. In the second quarter 2022, the Company expects to drill 27 net wells, of which 12 are planned for South Texas and 15 are planned for the Midland Basin, and turn-in-line 20 net wells, of which 12 are planned for South Texas and 8 are planned for the Midland Basin.
•Production: 13.0-13.3 MMBoe, or 143-146 MBoe/d, at approximately 45% oil and 60% liquids. The expected slight decline in sequential production reflects the lower number of new flowing completions in the fall of 2021 and first quarter 2022.
UPCOMING EVENTS
EARNINGS Q&A WEBCAST AND CONFERENCE CALL
April 29, 2022 – Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the First Quarter 2022 financial and operating results Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone. In order to join the live conference call, please register at the link below for dial-in information.
•Live Conference Call Registration: http://www.directeventreg.com/registration/event/8698628
•Replay (conference ID 8698628) - Domestic toll free/International: 800-585-8367/416-621-4642
The call replay will be available approximately one hour after the call and until May 13, 2022.
DISCLOSURES
FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “demonstrate,” "establish," “estimate,” "goal," "generate," “optimize,” "target," and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, projections for the full year and second quarter 2022, including guidance for capital expenditures and production, as well as the number of wells the Company plans to drill and complete in the second quarter of 2022. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission, specifically the 2021 Form 10-K. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
FOOTNOTE 1
Indicates a non-GAAP measure. Please refer below to the section "Definitions of non-GAAP Measures as Calculated by the Company" in Financials Highlights for additional information.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2022

Condensed Consolidated Balance Sheets
(in thousands, except share data)	March 31,	December 31,
ASSETS	2022	2021
Current assets:
Cash and cash equivalents	$419,887	$332,716
Accounts receivable	321,076	247,201
Derivative assets	9,649	24,095
Prepaid expenses and other	8,223	9,175
Total current assets	758,835	613,187
Property and equipment (successful efforts method):
Proved oil and gas properties	9,518,883	9,397,407
Accumulated depletion, depreciation, and amortization	(5,792,648)	(5,634,961)
Unproved oil and gas properties	628,250	629,098
Wells in progress	192,821	148,394
Other property and equipment, net of accumulated depreciation of $62,845 and $62,359, respectively	35,667	36,060
Total property and equipment, net	4,582,973	4,575,998
Noncurrent assets:
Derivative assets	8,903	239
Other noncurrent assets	45,070	44,553
Total noncurrent assets	53,973	44,792
Total assets	$5,395,781	$5,233,977
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$514,558	$563,306
Derivative liabilities	538,127	319,506
Other current liabilities	6,036	6,515
Total current liabilities	1,058,721	889,327
Noncurrent liabilities:
Revolving credit facility	—	—
Senior Notes, net	1,980,392	2,081,164
Asset retirement obligations	98,908	97,324
Deferred income taxes	21,768	9,769
Derivative liabilities	51,631	25,696
Other noncurrent liabilities	69,252	67,566
Total noncurrent liabilities	2,221,951	2,281,519
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 121,864,177 and 121,862,248 shares, respectively	1,219	1,219
Additional paid-in capital	1,844,478	1,840,228
Retained earnings	282,079	234,533
Accumulated other comprehensive loss	(12,667)	(12,849)
Total stockholders’ equity	2,115,109	2,063,131
Total liabilities and stockholders’ equity	$5,395,781	$5,233,977

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2022

Condensed Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended March 31,
	2022	2021
Operating revenues and other income:
Oil, gas, and NGL production revenue	$858,721	$423,165
Other operating income	1,055	20,681
Total operating revenues and other income	859,776	443,846
Operating expenses:
Oil, gas, and NGL production expense	144,691	100,930
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	159,481	166,960
Exploration (1)	9,046	9,323
Impairment	1,000	8,750
General and administrative (1)	24,996	24,714
Net derivative loss (2)	418,521	344,689
Other operating expense, net	305	(599)
Total operating expenses	758,040	654,767
Income (loss) from operations	101,736	(210,921)
Interest expense	(39,387)	(39,871)
Other non-operating expense, net	(724)	(371)
Income (loss) before income taxes	61,625	(251,163)
Income tax expense	(12,861)	(106)
Net income (loss)	$48,764	$(251,269)

Basic weighted-average common shares outstanding	121,907	114,759
Diluted weighted-average common shares outstanding	124,179	114,759
Basic net income (loss) per common share	$0.40	$(2.19)
Diluted net income (loss) per common share	$0.39	$(2.19)
Dividends per common share	$0.01	$0.01

(1) Non-cash stock-based compensation included in:
Exploration expense	$991	$1,284
General and administrative expense	3,283	4,453
Total non-cash stock-based compensation	$4,274	$5,737

(2) The net derivative loss line item consists of the following:
Derivative settlement loss	$168,183	$107,885
Loss on fair value changes	250,338	236,804
Total net derivative loss	$418,521	$344,689

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2022

Condensed Consolidated Statements of Stockholders' Equity
(in thousands, except share data and dividends per share)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances, December 31, 2021	121,862,248	$1,219	$1,840,228	$234,533	$(12,849)	$2,063,131
Net income	—	—	—	48,764	—	48,764
Other comprehensive income	—	—	—	—	182	182
Cash dividends declared, $0.01 per share	—	—	—	(1,218)	—	(1,218)
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	1,929	—	(24)	—	—	(24)
Stock-based compensation expense	—	—	4,274	—	—	4,274
Balances, March 31, 2022	121,864,177	$1,219	$1,844,478	$282,079	$(12,667)	$2,115,109

			Additional Paid-in Capital		Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock			Retained Earnings (Deficit)
	Shares	Amount
Balances, December 31, 2020	114,742,304	$1,147	$1,827,914	$200,697	$(13,598)	$2,016,160
Net loss	—	—	—	(251,269)	—	(251,269)
Other comprehensive income	—	—	—	—	191	191
Cash dividends declared, $0.01 per share	—	—	—	(1,147)	—	(1,147)
Stock-based compensation expense	—	—	5,737	—	—	5,737
Balances, March 31, 2021	114,742,304	$1,147	$1,833,651	$(51,719)	$(13,407)	$1,769,672

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2022

Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$48,764	$(251,269)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	159,481	166,960
Impairment	1,000	8,750
Stock-based compensation expense	4,274	5,737
Net derivative loss	418,521	344,689
Derivative settlement loss	(168,183)	(107,885)
Amortization of debt discount and deferred financing costs	4,010	4,723
Deferred income taxes	11,948	(52)
Other, net	239	(14,592)
Net change in working capital	(137,962)	(51,437)
Net cash provided by operating activities	342,092	105,624

Cash flows from investing activities:
Capital expenditures	(150,127)	(147,563)
Other, net	—	(71)
Net cash used in investing activities	(150,127)	(147,634)

Cash flows from financing activities:
Proceeds from revolving credit facility	—	440,000
Repayment of revolving credit facility	—	(398,000)
Cash paid to repurchase Senior Notes	(104,770)	—
Other, net	(24)	—
Net cash provided by (used in) financing activities	(104,794)	42,000

Net change in cash, cash equivalents, and restricted cash	87,171	(10)
Cash, cash equivalents, and restricted cash at beginning of period	332,716	10
Cash, cash equivalents, and restricted cash at end of period	$419,887	$—

Supplemental schedule of additional cash flow information and non-cash activities:
Operating activities:
Cash paid for interest, net of capitalized interest	$(64,204)	$(53,449)
Investing activities:
Increase in capital expenditure accruals and other	$15,627	$37,409

Other information:
Net cash (paid) refunded for income taxes	$(50)	$626

DEFINITIONS OF NON-GAAP MEASURES AS CALCULATED BY THE COMPANY
To supplement the presentation of its financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain non-GAAP measures, which are used by management and the investment community to assess the Company’s financial condition, results of operations, and cash flows, as well as compare performance from period to period and across the Company’s peer group. The Company believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and compare investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the most directly comparable GAAP measure or any other measure of a company’s financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDAX: Adjusted EBITDAX is calculated as net income (loss) before interest expense, interest income, income taxes, depletion, depreciation, amortization and asset retirement obligation liability accretion expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that the Company believes affect the period-to-period comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. The Company believes that Adjusted EBITDAX provides useful information for internal analysis and for investors and analysts, as a performance and liquidity measure, to evaluate the Company’s ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under the Company’s Credit Agreement, a material source of liquidity for the Company, based on Adjusted EBITDAX ratios. Please reference the Company’s 2021 Form 10-K and first quarter 2022 form 10-Q for discussion of the Credit Agreement and its covenants.
Adjusted net income (loss) and adjusted net income (loss) per diluted common share: Adjusted net income (loss) and adjusted net income (loss) per diluted common share excludes certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, net (gain) loss on divestiture activity, gains and losses on extinguishment of debt, and accruals for non-recurring matters. The Company uses these measures to evaluate the comparability of the Company's ongoing operational results and trends and believes these measures provide useful information to investors for analysis of the Company's fundamental business on a recurring basis.
Net Debt: Net debt is calculated as the total principal amount of outstanding senior secured notes and senior unsecured notes plus amounts drawn on the revolving credit facility less cash and cash equivalents (also referred to as total funded debt). The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.
Free cash flow: Free cash flow is calculated as net cash provided by operating activities before net change in working capital less capital expenditures before increase (decrease) in capital expenditure accruals and other. The Company uses this measure as representative of the cash from operations, in excess of capital expenditures that provides liquidity to fund non-discretionary obligations such as debt reduction, returning cash to shareholders or expanding the business.
•Forward-looking Free cash flow: Guidance or projected measures are not reconciled to the most comparable GAAP measure because components of the GAAP calculation are inherently difficult to project. Specifically, the timing of cash receipts and disbursements could not be projected with accuracy.
Net debt-to-Adjusted EBITDAX: Net debt-to-Adjusted EBITDAX is calculated as Net Debt (defined above) divided by Adjusted EBITDAX (defined above) for the trailing twelve-month period. A variation of this calculation is a financial covenant under the Company’s Credit Agreement. The Company and the investment community may use this measure in understanding the Company’s ability to service its debt and identify trends in its leverage position. The Company reconciles the two non-GAAP measure components of this calculation.

•Forward-looking Net-debt-to-Adjusted EBITDAX: Guidance or projected measures are not reconciled to the most comparable GAAP measure because components of the GAAP calculation are inherently difficult to project. Specifically, non-cash components of earnings such as derivative gains and losses, gains and losses on divestitures, gains and losses on extinguishment of debt and unknown future events could not be projected with accuracy.
Adjusted operating margin: Adjusted operating margin is calculated as oil, gas, and NGL revenues (before the effects of commodity derivative settlements), less operating expenses (specifically, LOE, transportation, production taxes, ad valorem taxes, and G&A). This calculation, when shown before the effect of derivative settlements, excludes derivative settlements, exploration expense, and DD&A and is reflected on a per BOE basis using net equivalent production for the period represented. This measure includes non-cash items in G&A, specifically stock compensation expense. The Company believes this metric provides management and the investment community with an understanding of the Company's recurring operating margin before DD&A, which is helpful to compare period-to-period and across peers.
Post-hedge: Post-hedge is calculated as the average realized price after the effects of commodity derivative settlements. The Company believes this metric is useful to management and the investment community to understand the impacts of commodity derivative settlements on average price realized.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2022

Production Data
	For the Three Months Ended			Percent Change Between
	March 31,	December 31,	March 31,	1Q22 & 4Q21	1Q22 & 1Q21
	2022	2021	2021
Realized sales price (before the effect of derivative settlements):
Oil (per Bbl)	$94.03	$76.08	$56.33	24%	67%
Gas (per Mcf)	$5.42	$6.35	$4.16	(15)%	30%
NGLs (per Bbl)	$38.56	$39.63	$26.93	(3)%	43%
Equivalent (per Boe)	$62.25	$58.54	$42.11	6%	48%
Realized sales price (including the effect of derivative settlements):
Oil (per Bbl)	$74.03	$53.11	$45.95	39%	61%
Gas (per Mcf)	$4.56	$4.31	$2.28	6%	100%
NGLs (per Bbl)	$32.89	$22.99	$16.14	43%	104%
Equivalent (per Boe)	$50.06	$40.09	$31.37	25%	60%
Net production volumes: (1)
Oil (MMBbl)	6.5	7.8	5.4	(17)%	19%
Gas (Bcf)	31.4	31.3	21.5	—%	46%
NGLs (MMBbl)	2.1	1.6	1.0	34%	105%
MMBoe	13.8	14.6	10.0	(5)%	37%
Average net daily production: (1)
Oil (MBbls/d)	71.8	84.5	60.3	(15)%	19%
Gas (MMcf/d)	348.4	339.7	239.4	3%	46%
NGLs (MBbls/d)	23.4	17.2	11.4	37%	105%
MBoe/d	153.3	158.3	111.6	(3)%	37%
Per Boe data:
Realized price (before the effect of derivative settlements)	$62.25	$58.54	$42.11	6%	48%
Lease operating expense	4.25	4.21	4.64	1%	(8)%
Transportation costs	2.74	2.61	2.94	5%	(7)%
Production taxes	2.93	2.80	1.94	5%	51%
Ad valorem tax expense	0.58	0.22	0.52	164%	12%
General and administrative (2)	1.81	2.55	2.46	(29)%	(26)%
Adjusted operating margin (before the effect of derivative settlements) (3)	49.94	46.15	29.61	8%	69%
Derivative settlement loss	(12.19)	(18.45)	(10.74)	34%	(14)%
Adjusted operating margin (including the effect of derivative settlements) (3)	$37.75	$27.70	$18.87	36%	100%
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	$11.56	$13.74	$16.62	(16)%	(30)%

(1) Amounts and percentage changes may not calculate due to rounding.
(2) Includes non-cash stock-based compensation expense per Boe of $0.24, $0.25, and $0.44 for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively.
(3) See "Definitions of non-GAAP Measures as Calculated by the Company" above.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2022

Adjusted EBITDAX Reconciliation (1)
(in thousands)

Reconciliation of net income (loss) (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDAX (non-GAAP)	For the Three Months Ended March 31,
	2022	2021
Net income (loss) (GAAP)	$48,764	$(251,269)
Interest expense	39,387	39,871
Income tax expense	12,861	106
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	159,481	166,960
Exploration (2)	8,055	8,039
Impairment	1,000	8,750
Stock-based compensation expense	4,274	5,737
Net derivative loss	418,521	344,689
Derivative settlement loss	(168,183)	(107,885)
Other, net	404	(10)
Adjusted EBITDAX (non-GAAP)	$524,564	$214,988
Interest expense	(39,387)	(39,871)
Income tax expense	(12,861)	(106)
Exploration (2)	(8,055)	(8,039)
Amortization of debt discount and deferred financing costs	4,010	4,723
Deferred income taxes	11,948	(52)
Other, net	(165)	(14,582)
Net change in working capital	(137,962)	(51,437)
Net cash provided by operating activities (GAAP)	$342,092	$105,624

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Stock-based compensation expense is a component of the exploration expense and general and administrative expense line items on the accompanying unaudited condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying unaudited condensed consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2022

Adjusted Net Income (Loss) Reconciliation (1)
(in thousands, except per share data)

Reconciliation of net income (loss) (GAAP) to adjusted net income (loss) (non-GAAP):	For the Three Months Ended March 31,
	2022	2021
Net income (loss) (GAAP)	$48,764	$(251,269)
Net derivative loss	418,521	344,689
Derivative settlement loss	(168,183)	(107,885)
Impairment	1,000	8,750
Other, net (2)	443	17
Tax effect of adjustments (3)	(54,636)	(53,289)
Valuation allowance on deferred tax assets	—	53,289
Adjusted net income (loss) (non-GAAP)	$245,909	$(5,698)

Diluted net income (loss) per common share (GAAP)	$0.39	$(2.19)
Net derivative loss	3.37	3.00
Derivative settlement loss	(1.35)	(0.94)
Impairment	0.01	0.08
Other, net (2)	—	—
Tax effect of adjustments (3)	(0.44)	(0.46)
Valuation allowance on deferred tax assets	—	0.46
Adjusted net income (loss) per diluted common share (non-GAAP)	$1.98	$(0.05)

Basic weighted-average common shares outstanding	121,907	114,759
Diluted weighted-average common shares outstanding	124,179	114,759

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) For the three months ended March 31, 2022, other adjustments primarily related to loss on extinguishment of debt and write-down of inventory. For the three months ended March 31, 2021, other adjustments primarily related to loss on divestiture activity and bad debt expense.

(3) The tax effect of adjustments for each of the three months ended March 31, 2022, and 2021, was calculated using a tax rate of 21.7%. This rate approximates the Company's statutory tax rate for the respective periods, as adjusted for ordinary permanent differences.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2022

Adjusted Operating Margin Reconciliation (1)

Reconciliation of oil, gas, and NGL production revenue (GAAP) and income (loss) from operations (GAAP) to adjusted operating margin (non-GAAP):	For the Three Months Ended March 31,
	2022		2021
	(in thousands)	($/Boe)	(in thousands)	($/Boe)
Oil, gas, and NGL production revenue (GAAP)	$858,721	$62.25	$423,165	$42.11
Operating expenses:
Lease operating expenses	58,563	4.25	46,658	4.64
Transportation costs	37,736	2.74	29,561	2.94
Production taxes	40,414	2.93	19,498	1.94
Ad valorem tax expense	7,978	0.58	5,213	0.52
General and administrative (2)	24,996	1.81	24,714	2.46
Adjusted operating margin (before the effect of derivative settlements) (non-GAAP)	$689,034	$49.94	$297,521	$29.61
Derivative settlement loss	(168,183)	(12.19)	(107,885)	(10.74)
Adjusted operating margin (including the effect of derivative settlements) (non-GAAP)	$520,851	$37.75	$189,636	$18.87

Add: Other operating income	1,055	0.08	20,681	2.06
Derivative settlement loss	168,183	12.19	107,885	10.74
Less: Operating expenses:
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	159,481	11.56	166,960	16.62
Exploration	9,046	0.66	9,323	0.93
Impairment	1,000	0.07	8,750	0.87
Net derivative loss	418,521	30.34	344,689	34.30
Other operating expense, net	305	0.02	(599)	(0.06)
Income (loss) from operations (GAAP)	$101,736	$7.37	$(210,921)	$(20.99)

Net equivalent production volumes (MBOE)	13,795		10,048

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Includes non-cash stock-based compensation expense per Boe of $0.24 and $0.44 for the three months ended March 31, 2022, and 2021, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
March 31, 2022

Reconciliation of Total Long-Term Debt to Net Debt (1)
(in thousands)
As of March 31, 2022
Principal amount of Senior Secured Notes (2)	$446,675
Principal amount of Senior Unsecured Notes (2)	1,585,144
Revolving credit facility (2)	—
Total principal amount of debt (GAAP)	2,031,819
Less: Cash and cash equivalents	419,887
Net Debt (non-GAAP)	$1,611,932

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.
(2) Amounts are from Note 5 - Long-term Debt in Part I, Item I of the Company's Form 10-Q for the three months ended March 31, 2022.

Free Cash Flow (1)
(in thousands)
	For the Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities (GAAP)	$342,092	$105,624
Net change in working capital	137,962	51,437
Cash flow from operations before net change in working capital	480,054	157,061

Capital expenditures (GAAP)	150,127	147,563
Increase in capital expenditure accruals and other	15,627	37,409
Capital expenditures before accruals and other	165,754	184,972

Free cash flow (non-GAAP)	$314,300	$(27,911)

(1) See "Definitions of non-GAAP Measures as Calculated by the Company" above.